LEGG MASON, INC. 1996 EQUITY INCENTIVE PLAN

PERFORMANCE UNIT AWARD AGREEMENT

Grant Summary

Participant: __________
Grant Date: _____________
Award: ___________ Performance Units
Target Payout Amount: $10,000 per Performance Unit
Threshold Adjusted EPS Level: _________________
Target Adjusted EPS Level: _________________
Maximum Adjusted EPS Level: _________________
AWARD IS SUBJECT TO CONDITION IN SECTION 4(N) BELOW

Legg Mason, Inc. (the “Company”) hereby grants to you (the “Participant”), pursuant to the Legg Mason, Inc. 1996 Equity Incentive Plan, as amended (the “Plan”), an award of Performance Units (the “Award”), upon and subject to the restrictions, terms and conditions set forth below. The number of Performance Units included in the Award and the performance measures required to earn the Award are stated in the Grant Summary. By executing this Award Agreement, the Participant acknowledges acceptance of the Award subject to all of the restrictions, terms and conditions set forth in this Agreement and the Plan.

This Award is subject in all respects to the applicable provisions of the Plan. Such provisions are incorporated herein by reference and made a part hereof. Capitalized terms that are not defined in Section 5(k) below are defined in the Plan and shall have the meanings specified in the Plan.

In addition to the terms, conditions and restrictions set forth in the Plan, all terms, conditions and restrictions set forth in this Agreement are applicable to the Award granted hereby.

1.	AWARD OF PERFORMANCE UNITS.

(a)Pursuant to and subject to the terms of the Plan, the Company hereby awards to Participant the number of Performance Units reflected on the Grant Summary as the Award. Each Performance Unit issued in the Award shall be paid out in cash, shares of Common Stock or a combination thereof, at the Committee's election, with a value (as of the distribution date) equal to the Target Payout Amount if the Target Adjusted EPS level is achieved.

(b) Following the date that Performance Units are earned and vested pursuant to Section 2, each Performance Unit shall be distributed as cash, shares of Common Stock, or a combination thereof, with a value (as of the distribution date) equal to the Payout Amount, which typically shall be between $2,500 and $20,000 per Performance Unit as set out in Section 2. The number of Performance Units reflected in the Grant Summary shall be credited to Participant's Account as of the Grant Date. Participant's Account shall be the record of Performance Units granted to Participant hereunder and is solely for accounting purposes and shall not require a segregation of any assets of the Company.

(c)Participant shall not have the rights of a stockholder, including any rights to receive dividends with respect to any Performance Units credited to Participant's Account or any shares of Common Stock that may be distributed in respect of such Performance Units until, if the Committee elects to distribute shares, shares of Common Stock have been distributed to Participant pursuant to Section 3.

2.	PERFORMANCE VESTING AND FORFEITURE.

Performance Units shall become earned and vested in accordance with this Section 2, and cash or shares of Common Stock shall be distributed in accordance with Section 3, only upon, and to the extent of, the attainment of the Threshold Adjusted EPS Level specified in the Grant Summary as of the end of the Performance Period.

(a)Satisfaction of Performance Thresholds. To the extent that the Threshold Adjusted EPS Level specified in the Grant Summary is achieved for the Performance Period, and Participant remains in full time employment with the Company (or a subsidiary or affiliate of the Company) through the end of the Performance Period, then Performance Units shall vest, and cash, shares of Common Stock or a combination thereof, as selected by the Committee, will be distributed to Participant under Section 3, in accordance with the following (but subject to modification in accordance with subsections (b), (c) and (f) below):

(1)Below Threshold Adjusted EPS Level. If Adjusted EPS for the Performance Period is below the Threshold Adjusted EPS Level, Performance Units will not vest, and will be forfeited by Participant.

(2)Threshold Adjusted EPS Level. If Adjusted EPS for the Performance Period is equal to or greater than the Threshold Adjusted EPS Level, but below the Target Adjusted EPS Level, then the Performance Units will vest and the Payout Amount will equal one-quarter (0.25) of the Target Payout Amount.

(3)Target Adjusted EPS Level. If Adjusted EPS for the Performance Period is equal to or greater than the Target Adjusted EPS Level, but below the Maximum Adjusted EPS Level, then the Performance Units will vest and the Payout Amount will equal the Target Payout Amount.

(4)Maximum Adjusted EPS Level. If Adjusted EPS for the Performance Period is equal to or greater than the Maximum Adjusted EPS Level, then the Performance Units will vest and the Payout Amount will equal two (2) times the Target Payout Amount.

(b)Adjusted EPS Levels between Threshold and Target Adjusted EPS Level or Target and Maximum Adjusted EPS Level. If Adjusted EPS for the Performance Period is between the Threshold and Target Adjusted EPS Level or between the Target and Maximum Adjusted EPS Level, the Payout Amount under clause (a) above will be increased to include an additional amount representing a prorated amount (on a straight line basis) of the difference between the Payout Amounts under Section 2(a) for attainment of the two achievement levels. For example, if Adjusted EPS for the Performance

Period is the midpoint between the Threshold Adjusted EPS Level and the Target Adjusted EPS Level, the Payout Amount will include an additional amount equal to .375 of the Target Payout Amount, reflecting the attainment of Adjusted EPS for the Performance Period at the midpoint between the Threshold and Target Adjusted EPS Levels (for a total Payout Amount of .625 of the Target Payout Amount). If Adjusted EPS for the Performance Period is the midpoint between the Target Adjusted EPS Level and the Maximum Adjusted EPS Level, the Payout Amount under clause (a) above will be increased to include an additional amount equal to ½ of the Target Payout Amount reflecting the attainment of Adjusted EPS for the Performance Period at the midpoint between the Target and Maximum Adjusted EPS Levels (for a total Payout Amount of 1.5 multiplied by the Target Payout Amount).

(c)TSR Modifier.

(1)If Adjusted EPS for the Performance Period is equal to or greater than the Threshold Adjusted EPS Level, the Payout Amount shall be adjusted, based on the TSR of the Company compared to the TSR of the Benchmark Group, by the following percentage:

Company TSR Percentile Ranking            Percentage Adjustment

At or below 25th percentile                  minus (-) 20%
At or above 75th percentile                 plus (+) 20%

For example, if the Company has achieved the Target Adjusted EPS Level, and the Company TSR for the Performance Period would place it in the bottom quartile (i.e., at or below the 25th percentile) of the Benchmark Group, the Payout Amount for each Performance Unit shall be adjusted downward 20% (from the Target Payout Amount to 80% of the Target Payout Amount).

(2)The TSR percentile ranking of the Company is calculated by comparing the TSR for the Company with the TSR for each company in the Benchmark Group. If the Company TSR is lower than the TSR of 25% or fewer of the companies in the Benchmark Group, then the Company TSR is at or below the 25th percentile. If the Company TSR is higher than the TSR of 75% or more of the Companies in the Benchmark Group, then the Company TSR is at or above the 75th percentile. Such determination shall be made after making the following adjustments to the Benchmark Group:

(i)
If a member of the Benchmark Group becomes insolvent during the Performance Period (or its stock ceases to trade for more than twenty (20) consecutive days due to bankruptcy or other similar insolvency law or process), it shall remain in the Benchmark Group, but be placed at the bottom for purposes of determining the Company's TSR percentile.

(ii)	If a member of the Benchmark Group is acquired, it will be removed from the Benchmark Group.

(iii)
If a member of the Benchmark Group consolidates with (or becomes part of) another member of the Benchmark Group, the performance of the surviving entity will be used to determine TSR and the member or members that consolidate or become a part of another shall be removed from the Benchmark

Group.

(iv)	If a member of the Benchmark Group consolidates (or becomes part of) an entity outside of the Benchmark Group, it will be removed from the Benchmark Group.

(v)	If the stock of a member of the Benchmark Group ceases to trade for more than twenty (20) consecutive days due to a going private transaction, it will be removed from the Benchmark Group.

(3)Notwithstanding the foregoing, in no event shall the adjustment in the Payout Amount pursuant to this Section 2(c) cause the Payout Amount per Performance Unit to be greater than two (2) times the Target Payout Amount or less than one-quarter (0.25) of the Target Payout Amount.

(d)Participant's right to vest in this Award is conditioned upon Participant's continuous full-time employment with the Firm throughout the Performance Period. If Participant's continuous full-time employment with the Firm terminates or is interrupted during the Performance Period for any reason stated below, Participant's rights with respect to the Award shall be affected as follows:

(1)Resignation. If Participant resigns or otherwise terminates his or her employment with the Firm for any reason other than as specified in clause (2) or (4) below prior to the end of the Performance Period, Participant's Award shall be forfeited in its entirety.

(2)Death or Disability. If Participant terminates his or her employment with the Firm before the end of a Performance Period as a result of death or Separation from Service due to Disability, the Committee, in its discretion, may allow a Pro Rata Portion of the Award to vest and be earned (subject to the vesting terms set forth in clause (a) above) as of the end of the Performance Period. Upon the vesting of a Pro Rata Portion of the Award, or in the event the Committee does not exercise its discretion to allow any vesting as provided above, the remaining Performance Units will be forfeited.

(3)Termination with or without Cause. Upon termination of Participant's employment by the Firm with or without Cause (including an elimination of Participant's position in connection with a reduction in workforce), Participant's Award shall be forfeited in its entirety.

(4)Termination of Employment Due to Retirement. If Participant's employment with the Firm terminates before the end of the Performance Period by reason of Participant's Retirement, then a Pro Rata Portion of the Award will vest and be earned (subject to the vesting terms set forth in clauses (a) through (c) above and clause (f) below) as of the end of the Performance Period, as long as Participant does not engage in Competitive Activity. If Participant engages in Competitive Activity, then the Award shall be forfeited at the time Participant engages in such Competitive Activity. Upon the vesting of a Pro Rata Portion of the Award, the remaining Performance Units will be forfeited.

(e)Effect of Change in Control During Performance Period.

(1)    Upon the occurrence of a Change in Control after the Grant Date but prior to the end of the Performance Period (and while Participant remains a full-time employee of the

Company or a subsidiary or affiliate), a portion of the Performance Units credited to Participant's Account shall be considered as earned and vested. Such portion shall equal a fraction, the numerator of which is the number of full, completed months in the Performance Period at the time of the Change in Control and the denominator of which is the total number of months in the Performance Period.

(2)     If (i) a Change in Control occurs after the Grant Date but prior to the end of the Performance Period, (ii) Participant's employment with the Firm had terminated prior to the Change in Control as a result of death or Separation from Service due to Disability, and (iii) Participant would otherwise (within the discretion of the Committee) be entitled to a Pro Rata Portion of the Award as of the end of the Performance Period pursuant to Section 2(d)(2), then, within the discretion of the Committee, such Pro Rata Portion of the Award shall be considered as earned and vested as of the date of the Change in Control.

(3)    If (i) a Change in Control occurs after the Grant Date but prior to the end of the Performance Period, (ii) Participant's employment with the Firm had terminated prior to the Change in Control as a result of Separation from Service due to Retirement, and (iii) Participant would otherwise be entitled to a Pro Rata Portion of the Award as of the end of the Performance Period pursuant to Section 2(d)(4), such Pro Rata Portion of the Award shall be considered as earned and vested as of the date of the Change in Control, as long as Participant does not engage in Competitive Activity. If Participant engages in Competitive Activity, then the Award shall be forfeited at the time Participant engages in such Competitive Activity.

(4)Upon vesting as a result of a Change in Control, the Payout Amount will equal the Target Payout Amount for each vested Performance Unit and the unvested Performance Units shall be forfeited

(f)Committee Determination and Discretion to Reduce Payout Amount. The Committee shall determine and certify the extent to which the requisite Adjusted EPS level has been met following the end of the Performance Period, whether the Performance Units have been earned and vested hereunder and the Payout Amount to be distributed with respect to vested Performance Units, if any. Prior to the date on which amounts are distributed in respect of vested Performance Units, the Committee may use negative discretion to reduce the Payout Amount for each vested Performance Unit from the amount calculated under the previous provisions of this Section (2). The Committee's determinations shall be binding and conclusive on all parties. Performance Units shall not be deemed to have been earned and vested, and cash or shares of Common Stock to be distributed and vesting will not be earned or distributed, until the Committee determination and certification as to the attainment of the achievement levels. The Committee may not exercise discretion to increase the amount earned or vested and/or the Payout Amount otherwise due based on the extent to which the achievement levels for the Performance Period are met.

3.	DISTRIBUTION OF PERFORMANCE UNITS

(a)Subject to the dollar limitation on payments that is contained in Section 13 of the Plan (applicable to Section 162(m) Participants), payment shall be made with respect to each vested Performance Unit in the form of a distribution of cash, shares of Common Stock or a combination thereof, at the election of the Committee in its sole discretion, with a value (as of the distribution date) equal to the Payout Amount determined under Section 2. Notwithstanding anything to the contrary herein, in accordance with Section 5 of the Plan, the Payment Amount shall not exceed the value of the maximum number of shares of Common Stock (determined as of the first day of the Performance Period) that may be granted under Section 5 of the Plan to any one individual during any calendar year less the number of any shares of Common Stock previously granted to the Participant under the Plan for the calendar year containing the first day of the Performance Period. Such distribution will be made on the applicable date set forth below:

(1)The date on which the Performance Units have been earned and vested under Section 2(a) through (c) following the end of a Performance Period, based on the determination of the Committee;

(2)The later of the end of a Performance Period or the date on which the Committee determines that Performance Units have been earned and vested under Section 2(d)(2) or (4) following the end of a Performance Period;

(3)The date of a Change in Control which meets the requirements of Section 409A(a)(2)(A)(v) of the Code; or

(4)The end of the Performance Period in the case of a Change in Control that does not meet the requirements of Section 409A(a)(2)(A)(v) of the Code;

But not later than the 15th day of the third calendar month following the end of the Performance Period, or in the case of a Change in Control that meets the requirements of Section 409A(a)(2)(A)(v) of the Code, the 15th day of the third calendar month following the Fiscal Year in which such Change in Control occurred.

Notwithstanding the foregoing provisions of this clause (a), the following provisions shall apply:

(1)    In the event of a vesting of a Pro Rata portion of Performance Units under Section 2(d)(2) or 2(d)(4) or a portion of Performance Units under Section 2(e), then the distribution made with respect to such Performance Units will be entirely in the form of cash; and

(2)     To the extent required in order to comply with Section 409A of the Code, any distribution or payment made in connection with or following Separation from Service shall not be made earlier than the first business day of the seventh month following Participant's Separation from Service, or if earlier the date of death of Participant. Any distribution or payment that is delayed in accordance with the foregoing sentence shall be made on the first business day following the expiration of such six (6) month period.

(b)If the Committee elects to make distributions all or partially in cash, the cash (except for any amounts which are withheld to satisfy any tax withholding requirement) will be paid to the same account of Participant, and in the same manner, as payments of Participant's base salary. If the Committee elects to make distributions all or partially in shares of Common Stock, the Company shall issue the shares (except for any shares of Common Stock which are withheld to satisfy any tax withholding requirement) to an account of Participant opened by the Company at a financial institution selected by the Company. Cash shall be paid in lieu of issuing partial shares. The number of shares of Common Stock to be distributed to Participant will equal (i) the dollar amount to be distributed to Participant divided by (ii) the average of the high and low trading prices of the Common Stock on the principal exchange on which it is traded on the day of distribution. Payment of cash or issuance and crediting shares of Common Stock to such account, with an aggregate value equal to the Payout Amount for each vested Performance Unit constitute full payment and satisfaction of such Performance Units and this Award.

(c)To the extent that any cash or shares of Common Stock cannot be distributed to participant in respect of any Performance Units (or any other payment cannot be made) because of the payment limitations contained in Section 13 of the Plan, such Performance Units shall nevertheless become fully vested and earned by Participant as of the date of the Committee determination and certification as to the attainment of the performance achievement levels, but the conversion of such Performance Units to cash or Common Stock and the distribution (and related distribution date) of such cash or Common Stock to Participant (as well as any other amount otherwise payable under this Section 3) shall be delayed until the earliest date on which such distribution or payment can be made consistent with Section 409A of the Code and the payment limitations contained in Section 13 of the Plan. To the extent required in order to comply with Section 409A of the Code, any distribution or payment that is delayed in accordance with the provisions of this Section 3(c) and which is made in connection with or following Separation from Service shall not be made earlier than the first business day of the seventh month following Separation from Service, or if earlier the date of death of Participant. Any distribution or payment that is delayed in accordance with the foregoing sentence shall be made on the first business day following the expiration of such six (6) month period.

4.	ADDITIONAL TERMS AND CONDITIONS OF THE AWARD.

(a)Obligation Unfunded. The obligation of the Company with respect to Performance Units granted hereunder shall be interpreted solely as an unfunded contractual obligation to distribute cash or shares of Common Stock in the manner and under the conditions prescribed under this Agreement. Any shares or other assets set aside with respect to amounts payable under this Agreement shall be subject to the claims of the Company's general creditors, and no person other than the Company shall, by virtue of the provisions of the Plan or this Agreement, have any interest in such assets. In no event shall any assets set aside (directly or indirectly) with respect to amounts payable under this Agreement be located or transferred outside the United States. Neither Participant nor any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under this Agreement, and Participant or any such other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan or this Agreement.

(b)Beneficiaries. Participant may designate in writing, on a form to be prescribed by and filed with the Committee, a beneficiary to receive all or part of the Performance Units to be distributed under the Plan in the event of Participant's death. A designation of a beneficiary may be replaced by a new designation or may be revoked by Participant at any time and in accordance with such rules and procedures established by the Committee on a form prescribed by and filed with the Committee. In the event of Participant's death, amounts due under the Plan with respect to which a designation of a beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be distributed in accordance with the Plan to the designated beneficiary. Distributions due under the Plan and not subject to a beneficiary designation shall be distributed to Participant's estate. If there is any question as to the legal right of any beneficiary to receive any distribution under the Plan, the distribution in question may be made in the sole discretion of the Committee to the estate of Participant, in which event the Firm shall have no further liability to anyone with respect to such distribution. Distribution to the executors or administrators of the estate of Participant may be conditioned on the delivery to the Committee of such tax waivers, letters testamentary and other documents as the Committee may reasonably request.

(c)Right Of Set Off. Notwithstanding any provisions of this Agreement to the contrary, the Committee, the Firm and the Company may offset any amounts that Participant may owe to the Firm against the Performance Units subject to a Participant's Award and any distributions that would have otherwise been made to Participant under the Plan. Any offset made pursuant to the preceding sentence may be made only on the date the payment is otherwise scheduled to be made under the terms of the Plan and this Agreement and may not operate to accelerate any payment.

(d)Consent To Electronic Delivery. In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Firm elects to or is required to deliver (including, but not limited to, the Prospectus related to Participant's Award, any supplements to that Prospectus, and agreements, account statements, monthly or annual reports, and all other forms or communications) in connection with Participant's Award. Electronic delivery of a document to Participant may be via a Firm e-mail system or by reference to a location on a Firm intranet site or a third-party's Internet site to which Participant has access.

(e)Securities Laws. Participant hereby represents and covenants that if in the future Participant decides to offer or dispose of any Common Stock received subject to this Award or interest therein, Participant shall do so only in compliance with this Agreement, the Securities Act of 1933, as amended and all applicable state and local national securities laws as appropriate. As a condition precedent to the delivery to Participant of any subject to this Award, Participant shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Common Stock and, in connection therewith, shall execute any documents and make any representation and warranty to the Company which the Committee shall in its sole discretion deem necessary or advisable.

(f)Adjustment. In the event that there occurs (a) any change in the number of outstanding shares of Common Stock through the declaration of dividends, stock splits or the like or through any change in the capital account of the Company or any other transaction referred to in Section 424(a) of the Code or (b) any other change in the capital structure of the Company or in the Common Stock, then, if applicable, the Threshold Adjusted EPS Level, Target Adjusted EPS Level and Maximum Adjusted EPS Level shall be adjusted to reflect such change. Any decision of the Committee regarding the amount and timing of any adjustment shall be final and conclusive.

(g)Compliance With Applicable Law. This Award is subject to the condition that if the listing, registration or qualification of any Common Stock to be issued in settlement of this Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of shares of Common Stock hereunder, shares of Common Stock issued in settlement of this Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained. The Company agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval. By signing this Award Agreement, however, Participant acknowledges and agrees that he or she is and remains responsible for any local compliance requirements or regulations in relation to the receipt, ownership and possible subsequent sale of the Company's Common Stock. Participant also agrees that he or she is responsible for any local compliance requirements or regulations in relation to the opening and use of a U.S. brokerage account.

(h)Transfer Restrictions. Transfer of any shares of Common Stock received in respect of this Award shall be subject to the Company's trading policies and any applicable securities laws or regulations governing transferability of shares of the Company.

(i)Withholding; Tax Matters.

(1)The Company may, and Participant hereby authorizes the Company to, charge Participant's Account (or, to the extent permitted by law, to deduct from payments of any kind by the Company or its subsidiaries or affiliates to which Participant would otherwise be entitled, including without limitation, salary, bonus and other compensation) any federal, state or local taxes (including, without limitation, income taxes and Participant's portion of any employment taxes) or other amounts which it deems are required by law to be withheld. In addition, the Company may retain a sufficient amount of cash or number of shares of Common Stock to be distributed to Participant to cover all such required withholding. Notwithstanding the forgoing, in lieu of having such required withholding deducted from other amounts due, Participant may direct the Company to reduce the number of earned Performance Units allocated to Participant's Account or otherwise retain a sufficient amount of cash or number of shares of Common Stock to be distributed to Participant to cover any or all such required withholding. Alternatively, Participant may elect to remit to the Company by check an amount sufficient to satisfy any federal, state or local withholding tax requirements, prior to the delivery of cash or Common Stock pursuant to Section 3 hereof. Participant acknowledges that if Participant fails to provide the direction or the check described in the prior two sentences, the Company shall elect the manner in which any required withholding shall be made in its sole discretion without any liability to Participant resulting from the option the Company selects or the timing under which the Company makes and carries out the election.

(2)To the extent the Committee elects to distribute an Award in shares of Common Stock and Participant is subject to liability under section 16(b) of the Securities and Exchange Act of 1934 on the date such Common Stock is issued to Participant if Participant were to sell such shares on that day and makes an election in a timely manner under Section 83(b) of the Code to recognize income for tax purposes, Participant shall notify the Compensation department within the Company's Finance Department within thirty (30) days of making such election. Participant acknowledges that if Participant elects to make a Section 83(b) election, Participant shall be responsible for satisfying applicable IRS filing requirements with respect to such election.

(3)Participant understands and agrees that the Company makes no representations as to the tax consequences of the grant of Performance Units hereunder or the payment of cash or Common Stock with respect thereto (including, without limitation, under Section 409A of the Code, if applicable). Participant is solely responsible for any and all income, excise or other taxes imposed on Participant with respect to the Award.

(j)Award Confers No Rights To Continued Employment Or Future Awards. Nothing in the Plan or in this Agreement shall confer upon Participant any right to continue in the employ of the Company or any subsidiary or affiliate of the Company for a specified period of time or interfere with the right of the Company and its subsidiaries or affiliates to terminate such employment at any time. In addition, neither the Plan nor this Agreement confers any right upon Participant to receive future awards under the Plan. All future awards, if any, are completely at the discretion of the Company.

(k)Rights Nontransferable. Participant's rights with respect to the Award are not transferable by Participant by means of sale, assignment, exchange, pledge, hypothecation, or otherwise.

(l)Clawback Provisions.

(1)Notwithstanding anything to the contrary in this Agreement, this Award is expressly made subject to the terms of the clawback provisions set forth below. As a result, Participant may be required to forfeit his or her Award and return to the Company amounts distributed with respect to his or her Award (or the value thereof), in the situations described below. Participant agrees that the Company may enforce the forfeiture by all legal means available, including, without limitation, by withholding the forfeited amount from other sums owed to Participant by the Firm.

(2)In the event of a restatement of the Company's financial results within three years of original reporting to correct a material error, then, if the Company's Board of Directors determines that Participant's acts or omissions were a significant contributing factor to the need to issue such restatement and that all or any portion of Participant's Award, if the award was made prior to the restatement, would not have been awarded based upon the restated financial results, then Participant agrees to forfeit and return to the Company, to the extent permitted by applicable law, the portion (which may be all) of this Award or of the cash or shares of Common Stock distributed in respect of vested Performance Units or value thereof (regardless of whether vesting has occurred and cash or Common Stock distributed) that the Board of Directors, in its discretion, determines to be appropriate.

(3)In the event that, Participant's employment is terminated by the Firm for a Clawback Event or (ii) following the termination of Participant's employment, the Company is or becomes aware that Participant committed an act that would have given rise to a termination for a Clawback Event, then, in either event, Participant agrees to forfeit to the Company, to the extent permitted by applicable law, the portion (which may be all) of this Award or of the cash or shares of Common Stock distributed in respect of vested Performance Units or value thereof (regardless of whether vesting has occurred and cash or Common Stock distributed), that Participant was awarded after the conduct or omission that gave rise to the Clawback Event and that the Board of Directors, in its discretion, determines to be appropriate.

(4)The Award (including cash or shares of Common Stock distributed in respect of vested Performance Units or value thereof) shall also be subject to forfeiture to the extent required by applicable law.

(m)Impact On Other Benefits. The value of (and any amount payable with respect to) the Performance Units shall not be includable as compensation or earnings for purposes of any other benefit plan offered by the Company. Moreover, any awards granted under the Plan are not part of Participant's ordinary compensation, employment agreement, if any, or working relationship with the Company or any of its subsidiaries or affiliates and will therefore not be considered as part of such compensation, agreement or relationship in the event of severance, redundancy or resignation, unless otherwise required by applicable law.

(n)    Condition on Award.     Notwithstanding anything to the contrary herein, the Award, and the terms and conditions of this Agreement, are expressly subject to the stockholders of the Company approving an amendment to the Plan that broadens the performance conditions under Section 13(b)

of the Plan to include the Adjusted Earnings Per Share and Total Stockholder Return metrics included in this Agreement. In the event that no such amendment has been approved by the Company's stockholders prior to the end of the Performance Period, this Agreement, the Award and the Performance Units shall automatically become null and void.

5.	MISCELLANEOUS PROVISIONS.

(a)No Restriction on Company Authority. The Award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b)Notices. All notices, requests or other communications provided for in this Agreement shall be made in writing either (i) by actual delivery to the party entitled thereto, or (ii) by mailing in the mails of the United States or, for Participants who reside in another country, of the other country to the address of the party entitled thereto as set forth below, via certified or registered mail, return receipt requested. The notice shall be deemed to be received in case of delivery, on the date of its actual receipt by the party entitled thereto, and in case of mailing, five days following the date of such mailing. Any notice mailed to the Company shall be addressed to the Deferred Compensation Administrator of the Company at 100 International Drive, Baltimore, Maryland 21202. Any notice mailed to Participant shall be addressed to Participant at Participant's address as reflected in the personnel records of the Company. Either party hereto may designate a different address for notices than the one provided herein by notice to the other.

(c)Consent And Disclosure Regarding Use Of Personal Information.

(1)In connection with the grant of the Award, and any other award under the Plan, and the implementation and administration of the Plan, including, without limitation, Participant's actual participation, or consideration by the Committee for potential future participation in the Plan at any time, it is or may become necessary for the Firm to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant's home country. By accepting the Award, Participant explicitly consents (i) to the use of such information for the purpose of being considered for participation in future awards under the Plan (to the extent he/she is eligible under the Plan, and without any guarantee that any award shall be made); and (ii) to the use, transfer, processing and storage, electronically or otherwise, of his/her personal information, as such use has occurred to date, and as such use may occur in the future, in connection with this Award or any other award under the Plan, as further described below.

(2)Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company's internal administration of the Plan, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to the Award or any other award under the Plan. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of the Plan, and may be transferred by the company that employs (or any company that has employed) Participant from Participant's home country to other members of the Company and third parties located in the United States and in other countries. Specifically, those parties that may have access to Participant's information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the Plan; (ii) Participant's U.S., regional and local employing entity and business unit management, including Participant's supervisor and his/her superiors; (iii) the Committee or its designee, which is responsible for administering the Plan; (iv) the Company's technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the Plan); and (v) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the awards under the Plan in their respective fields of expertise).

(3)At all times, Company personnel and third parties shall be obligated to maintain the confidentiality of Participant's personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action shall always be undertaken only in accordance with applicable law. The personal information that the Company may collect, process, store and transfer for the purposes outlined above may include Participant's name, nationality, citizenship, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, or other internal identifying information, home address, work address, job and location history, compensation, business unit, employing entity, and Participant's beneficiaries and contact information. Participant may obtain more details regarding the access and use of his/her personal information, and may correct or update such information, by contacting his/her human resources representative.

(d)Market Fluctuations. The Company is not responsible for any foreign exchange fluctuations between Participant's local currency, if Participant is not located in the U.S., and the U.S. dollar nor is the Company responsible or liable for any decrease in the value of the Company's Common Stock at any time, all of which shall be solely the risk and responsibility of Participant.

(e)Entire Agreement; Modification. The Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto.

(f)Code Section 162(m). This Agreement shall be subject to the restrictions set forth in Section 13 of the Plan.

(g)Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in the Agreement or any matters as to which the Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan and Awards, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. Participant acknowledges by electronically accepting the Award that he or she has reviewed a copy of the Plan.

(h)Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the internal laws of the State of Maryland (without regard to conflicts of laws rules thereof).

(i)Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j)Headings. Headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this agreement.

(k)Definitions. Unless otherwise defined herein, the following terms have the meanings set forth below.

“Account” means the bookkeeping account maintained for Participant pursuant to Section 1(b).

“Adjusted Earnings” means, for any Fiscal Year, means the Company's Net Income (Loss) Attributable to Legg Mason, Inc. for such Fiscal Year as determined in accordance with GAAP, plus (i) the Company's amortization and deferred taxes related to intangible assets and goodwill for such Fiscal Year, (ii) imputed interest and tax benefits on contingent convertible debt for such Fiscal Year, (iii) non-cash goodwill and intangible asset impairment charges incurred during such Fiscal Year, (iv) any charges to compensation expense incurred during the Fiscal Year resulting from issuing minority equity interests in one or more of the Company's subsidiaries to their management teams in a one-time restructuring of the employment arrangements with each such management team, and (v) one-time initial expenses arising during the Fiscal Year as a result of the acquisition of one or more businesses, and minus (i) deferred income taxes on goodwill and indefinite life intangible assets in such Fiscal Year, (ii) the impact of tax rate adjustments on certain deferred tax liabilities related to indefinite-life intangible assets and goodwill in such Fiscal Year (which impact shall be removed regardless of whether it is positive or negative), (iii) Unusual Items of Income, and (iv) any gains or losses arising from the repayment of debt. Adjusted Earnings will be calculated under the foregoing formula consistent with the calculation of the measure that is publicly reported by the Company on the Grant Date with respect to adjustments that are made in such publicly reported measure.

“Adjusted Earnings Per Share” means, for any Fiscal Year, the result determined by dividing (i) the Adjusted Earnings for such Fiscal Year by (ii) the Company's diluted weighted average shares outstanding for such Fiscal Year determined in accordance with GAAP.

“Adjusted EPS for the Performance Period” means the sum of the Adjusted Earnings Per Share for each Fiscal Year within the Performance Period.

“Benchmark Group” means the following companies: ____________; as such list of companies is modified pursuant to Section 2(c)(2) above.

“Cause” means any one or more of the following types of behavior by Participant which the Firm in its sole discretion finds to be sufficient reason to terminate Participant's employment with the Firm: (i) any conduct (a) that constitutes Competitive Activity, (b) that breaches any obligation to the Firm or Participant's duty of loyalty to the Firm, or (c) that is materially injurious to the Firm, monetarily or otherwise; (ii) material violation of, or an act taken by the failure to act which causes the Firm to be in violation of any government statue or regulation, or of the constitution, by-laws, rules or regulations of any securities or commodities exchange or a self-regulatory organization, or of the policies of the Firm; (iii) the entering of an order or decree or the taking of any similar action with respect to Participant which substantially impairs such Participant from performing his or her duties or makes him or her ineligible from being associated with the Company pursuant to Section 9 of the Investment Company Act of 1940, as amended, or Section 203(f) of the Investment Advisors Act of 1940, as amended; (iv) malfeasance, disloyalty or dishonesty in any material respect; (v) any conviction for a felony: (vi) any failure to devote all professional time to assigned duties and to the business of the Firm; (vii) failure to satisfactorily perform duties, as determined by the Firm's management in its sole discretion, or gross misconduct or gross negligence in the performance of duties; or (viii) failure to remain licensed to perform duties or other act, conduct or circumstance which renders Participant ineligible for employment with the Firm.

“Change of Control” means any of the following events: (i) any person, including a “person” as such term is used in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, acquires, directly or indirectly, beneficial ownership of securities representing 50.1% or more of the combined voting power of the outstanding equity securities of the Company; (ii) the closing of any merger, consolidation or other reorganization involving the Company with respect to which the stockholders of the Company immediately prior to such reorganization do not hold, directly or indirectly, more than 50% of the combined voting power of the outstanding equity securities of such successor entity immediately following such transaction; (iii) the closing of any transaction involving a sale of assets of the Company that have a total gross fair market value equal to or more than 90% of the total gross fair market value of all of the assets of the Company; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company; or (v) within any 12-month period, individuals who, as of May 15, 2011, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Company's board of directors shall be considered as though such individual were a member of the Incumbent Board.

An event described above shall constitute a Change in Control for purposes of the vesting provisions of Section 2(e), but shall not constitute a Change in Control for purposes of a distribution under Section 2(e) or 3, unless the event constitutes a change in control within the meaning of Section 409A(a)(2)(A)(v) of the Code or this Agreement is determined not to be subject to Code Section 409A. If an event described above does not constitute a change in control for purposes of Section 409A(a)(2)(A)(v) of the Code and this Agreement is determined to be subject to Code Section 409A, the distribution shall be made without regard to the Change in Control in accordance with the provisions of Section 3.

“Clawback Event” means (i) Participant's gross negligence, willful misconduct or willful malfeasance in connection with the performance of his or her job that has materially and adversely affected the Firm's reputation or business, (ii) Participant's willful commission or participation in any violation of any law, rule or regulation applicable to the Firm (unless Participant had a reasonable good faith belief that the act, omission or failure to act in question was not a violation of such law, rule or regulation) and such violation has materially and adversely affected the Firm's reputation or business or Participant's ability to be associated with an investment company or an investment advisor, (iii) Participant's theft, embezzlement or fraud in connection with the performance of his or her duties for the Firm, and (iv) Participant is convicted of, or plead guilty or nolo contendere to, a crime committed during the course of Participant's employment with, and performance of duties on behalf of, the Firm that the Committee, acting in good faith, reasonably determines is likely to have a material and adverse effect on the reputation or business of Participant's employer or the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Company's Board of Directors or such committee or persons designated by that Compensation Committee to act on its behalf.

“Common Stock” means Legg Mason, Inc. common stock, par value $.10 per share.

“Competitive Activity” means Participant's engagement in any activity that competes with any of the Firm's business operations, as determined by the Committee, in its sole discretion, and shall include, without limitation, representing in any capacity, other than as an outside director, a company that competes with the Company and its subsidiaries or affiliates.

“Disability” means a medically determinable physical or mental impairment which qualifies Participant for total disability benefits under the Social Security Act; or which, in the opinion of the Committee (based upon such evidence as it deems satisfactory): (i) can be expected to result in death or to last at least 12 months and (ii) will prevent Participant from performing his usual duties or any other similar duties available in the Firm's employ.

“Firm” means, except as otherwise provided under Section 409A of the Code and the regulations promulgated thereunder, the employing entity of any individual determined by the Committee to be a participant in the Plan and, if the employing entity of any Participant should change to another affiliate of the Company, such other affiliate.

“Fiscal Year” means the fiscal year of the Company, which is currently April 1 through March 31.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Grant Date” means the “Grant Date” set forth in the Grant Summary.

“Grant Summary” means the Grant Summary contained in the box on the first page of this Agreement.

“Legg Mason Profit Sharing Plan” means the Legg Mason & Co., LLC Profit Sharing and 401(k) Plan and Trust, as such plan may be amended from time to time, or any successor to such plan.

“Maximum Adjusted EPS Level” means the Adjusted EPS specified in the Grant Summary as the Maximum Adjusted EPS Level for the Performance Period.

“Payout Amount” means the value of cash or shares of Common Stock to be distributed in payment of a vested Performance Unit under this Award, as determined under Section 2. The

Payout Amount for each Performance Unit will vary from $2,500 (subject to the Committee's discretion to reduce the Payout Amount under Section 2(f)) to $20,000.

“Performance Period” means a period of three consecutive Fiscal Years commencing on the first day of the Fiscal Year during which the Grant Date occurs; which period constitutes the performance period over which the Award is to be valued.

“Performance Targets”  mean the schedule included in the Grant Summary containing the Threshold, Target and Maximum Adjusted EPS Levels for the Performance Period.

“Performance Unit” means a bookkeeping entry that represents the right to receive an amount of cash or Common Stock under the Plan pursuant to the terms and conditions of this Agreement, without transferring to Participant any of the attributes of ownership of Common Stock prior to the issuance of any Common Stock.

“Pro Rata Portion” means the amount determined by multiplying the number of Performance Units in the Award by a fraction, the numerator of which is the number of full, completed months in the Performance Period at the time of Participant's Separation from Service due to Retirement, death or Disability and the denominator of which is the total number of months in the Performance Period (36). The provisions of Section 2 apply to determine the Payout Amount in respect of each Performance Unit included in a Pro Rata Portion.

“Retirement” means termination of Participant's employment with the Firm after the Grant Date, with the approval of the Committee, pursuant to Section 7.1 (or any successor retirement provision) of the Legg Mason Profit Sharing Plan, provided that such termination of employment is without Cause.

“Separation from Service” means a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations issued thereunder.

“Target Adjusted EPS Level” means the Adjusted EPS specified in the Grant Summary as the Target Adjusted EPS Level for the Performance Period.

“Target Award” means the amount that would be payable with respect to a Program Award if the Target Adjusted EPS Level is exactly achieved.

“Target Payout Amount” means the amount specified in the Grant Summary.

“Threshold Adjusted EPS Level” means the Adjusted EPS specified in the Grant Summary as the Threshold Adjusted EPS Level for the Performance Period.

“TSR” or “Total Shareholder Return” means, with respect to a company, (i) the change in the price of one share of common stock (or other comparable equity unit) of such company during the Performance Period plus dividends paid on such share of stock during the Performance Period divided by (ii) the price of such share of stock at the beginning of the Performance Period. For this purpose, the change in the price of a share of stock shall be equal to the price of such share of such stock on the last day of a Performance Period (or the previous trading day if the last day is not a trading day) minus the price of such share of stock on the trading day occurring immediately prior the first day of a Performance Period. The price of a share of stock shall be based on the average of the closing prices for such stock on each of the immediately preceding twenty (20) trading days as reported by the primary exchange on which the stock is listed or quoted. Dividends shall mean the aggregate dollar value of all dividends paid on one share of stock during the Performance Period. In addition, dividends shall be treated as though they were reinvested to purchase additional shares of such stock. In the event of a stock split, stock dividend or similar transaction, TSR shall be appropriately adjusted.

Unusual Items of Income” means any amount of income or gain included in the calculation of the Company's Net Income (loss) Attributable to Legg Mason, Inc. that the Committee, in its discretion, but acting in good faith, determines to be unusual or extraordinary.

IN WITNESS WHEREOF, the Company and Participant have caused this Agreement to be executed on the date noted below.

LEGG MASON, INC.

By: ______________________
Name:
Title:
Date: _________

PARTICIPANT:

_________________________

Date: _________